Exhibit 99.1

Double Eagle Petroleum Co Announces Merger Agreement with Petrosearch Energy Corporation

Denver Colorado — March 31, 2009 — Double Eagle Petroleum Co (NASDAQ: DBLE) announced today that it has entered into a merger agreement with Petrosearch Energy Corporation (OTCBB: PTSG). The merger agreement was negotiated on behalf of Double Eagle by a special committee of its board of directors, composed entirely of independent directors, who retained and were advised by financial and legal advisors. The board of directors, other than Richard Dole, who recused himself from voting, and the special committee unanimously approved the merger agreement and the stock-for-stock merger whereby Petrosearch shall become a wholly-owned subsidiary of Double Eagle.

Under the terms of the merger agreement, which was executed on March 30, 2009, Petrosearch stockholders, including the holders of preferred stock on an as-converted basis, are expected to receive 0.0433 shares of Double Eagle common stock for each share of Petrosearch common stock they own, or a total of 1,740,673 shares, subject to closing adjustments. Assuming the foregoing exchange ratio, the Petrosearch preferred stockholders will receive a total of 52,067 shares of Double Eagle common stock. The transaction is expected to provide Double Eagle with approximately $8.75 million of working capital and an early stage water-flood project in the Texas Panhandle. Double Eagle anticipates that following the merger, Double Eagle’s current stockholders will own approximately 83.7 percent of Double Eagle and Petrosearch’s current stockholders will own the remaining approximately 16.3 percent. The transaction is subject to Petrosearch shareholder approval and other customary closing conditions. It is anticipated that the closing of the merger will occur in the second or third quarter of 2009.

Following the merger, Double Eagle will continue to be listed on the NASDAQ Stock Market, and Richard Dole will continue to serve as Chairman of the Board, President and Chief Executive Officer of Double Eagle. The Board of Directors of Double Eagle will consist of five directors, four existing directors of Double Eagle and one future director to be designated by Petrosearch.

Double Eagle’s financial advisor for the merger is KeyBanc Capital Markets, Inc and its principal legal advisor is Patton Boggs LLP.

About Double Eagle Petroleum Co

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

About Petrosearch Energy Corporation.

Petrosearch Energy Corporation, a Nevada corporation with executive offices in Houston, Texas, is a resource based energy company with operations focused in the Anadarko basin of the North Texas Panhandle. For more information please visit www.petrosearch.com.

Forward-Looking Statements and Additional Information

Opinions, forecasts, projections or statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Double Eagle believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out each company’s anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Double Eagle’s and Petrosearch’s filings with the Securities and Exchange Commission (SEC). You can find Double Eagle’s filings with the SEC at www.dble.us or at www.sec.gov and Petrosearch’s filings with the SEC at www.petrosearch.com or at www.sec.gov. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

In connection with the proposed merger, Double Eagle and Petrosearch intend to file materials relating to the transaction with the SEC, including a registration statement of Double Eagle, which will include a prospectus of Double Eagle and a proxy statement of Petrosearch. INVESTORS AND SECURITY HOLDERS OF PETROSEARCH ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER MATERIALS REGARDING THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOUBLE EAGLE, PETROSEARCH AND THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND OTHER DOCUMENTS FILED BY PETROSEARCH WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT/ PROSPECTUS AND SUCH OTHER DOCUMENTS (RELATING TO DOUBLE EAGLE) MAY ALSO BE OBTAINED FOR FREE FROM PETROSEARCH BY DIRECTING A REQUEST TO PETROSEARCH ENERGY CORPORATION, 675 BERING DRIVE, SUITE 200, HOUSTON TEXAS 77057, ATTENTION DAVID COLLINS; TELEPHONE: (713) 961-9337 EXT. 45; E-MAIL: DAVID.COLLINS@PETROSEARCH.COM.

Participants in Solicitation

Double Eagle and Petrosearch and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from the Petrosearch stockholders in respect of the merger. Information about these persons can be found in Double Eagle’s Definitive Proxy Statement as filed with the SEC on April 15, 2008 and its Form 10-K as filed with the SEC on March 12, 2009 and Petrosearch’s Form 10-K as filed with the SEC on March 25, 2009. Additional information about the interests of such persons in the solicitation of proxies in respect of the merger will be included in the registration statement and the proxy statement/prospectus to be filed with the SEC in connection with the proposed transaction.

Double Eagle Investor Relations Contact:
John Campbell, IR
(303) 794-8445
http://www.dble.us